EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-101197, 333-84326, 333-54138, 333-108278, 333-117677, 333-119197, 333-130970 and 333-144391 on Form S-3 of our reports dated June 16, 2008, relating to the financial statements of Immtech Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Immtech Pharmaceuticals, Inc.’s ability to continue as a going concern and an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payment), and the effectiveness of Immtech Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Immtech Pharmaceuticals, Inc. for the year ended March 31, 2008.

/s/ Deloitte & Touche LLP

Milwaukee, WI
June 16, 2008